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                                                                  EXHIBIT 10.34



                              MERCHANT AGREEMENT

BANK:  Household Bank (Illinois), N.A.  MERCHANT:  Silo, Inc., a Pennsylvania
       700 Wood Dale Road                          corporation
       Wood Dale, Illinois 60191                   Fretter, Inc., a Michigan
                                                   corporation

This Agreement ("Agreement") is made and delivered in Illinois as of the 1st day of March, 1994 ("Effective Date"), by and between Household Bank (Illinois), N.A.. (herein "Household") and Silo, Inc., a Pennsylvania corporation, doing business in certain locations under the name "YES! Your Electronics Superstore" and Fretter, Inc., a Michigan corporation, with principal offices at 12501 Grand River Ave, Brighton, Michigan 48116, (herein individually and collectively referred to as "Merchant").

In consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and Household agree as follows:

If either Silo, Inc. or Fretter, Inc. fails to fulfill any of its obligations under this Agreement, the remaining Merchant agrees to perform any act necessary to fulfill the obligations of the defaulting Merchant including the payment of any and all obligations, sums, debts or liabilities of the defaulting Merchant arising out of or in connection with the performance or non performance of any obligations under this Agreement. Both Silo, Inc. and Fretter, Inc. agree to be jointly and severally liable for affiliates of Fretter, Inc. participating in the Program including Fred Schmid TV and Appliance Company, Silo-Dixon, Inc. and Silo California, Inc. Silo, Inc. and Fretter, Inc. agree that Household may, at its option, deal solely with Fretter, Inc. and Silo shall be bound by all such dealings.

Section 1. Definitions. In addition to the words and phrases defined elsewhere in this Agreement, the following words and phrases shall have the following meanings:

    a. "Account" means an account resulting from Household's approval of an application and under which one or more Cards will be issued by Household, including all Accounts (as such term is defined in the original Agreement (hereafter defined)) opened during the term of the Original Agreement. Each Account shall be deemed to be the property of Household.
    b. "Active Account" means any Cardholder's Account that has a debit or credit balance during a Billing Cycle, provided, however, any Account which is six months or more contractually delinquent shall not be considered an Active Account.
    c.   "Add-on(s)" means any additional sale of Goods (after the initial Card
         Sale) that Merchant makes to a Cardholder on credit that is charged to the Cardholder's Account pursuant to this Agreement.
    d.   "Affiliate" means any entity that is owned by, owns or is under common control with Household or its ultimate parent.
    e. "Annual Credit Volume" means the actual total of Card Sales minus Credit Slips originated during the previous twelve (12) months and
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         will be determined on December 31, 1994.  After December 31, 1994, the
         Annual Credit Volume will be determined at the end of each quarter based on the previous twelve months' credit volume.

    f. "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.
    g.   "Authorization" means permission from Household to make a Card Sale.
    h. "Authorization Center" means the facility designated by Household as the facility at which Card Sales are authorized.
    i. "Billing Cycle" means the period of calendar days between Billing Dates, usually between twenty eight (28) and thirty one (31) days.
    j. "Billing Date" means the same calendar day each month that all activity on an Active Account for that Billing Cycle is summarized and the Account is billed by Household, which is the last day of a Billing Cycle.
    k. "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of Illinois.

    l. "Card" means the private label credit card bearing Merchant's name and/or logo issued by Household for the Program.

    m. "Cardholder" means (i) the person in whose name an Account is or has been opened, and (ii) all authorized user(s) of the Account and Card, including, all Cardholders that opened Accounts pursuant to the Original Agreement.
    n. "Card Sale" means any sale of Goods that Merchant makes to a Cardholder on credit that is charged to the Cardholder's Account pursuant to this Agreement, including Add-ons.
    o. "Computer Generated Invoice" means an invoice stored electronically and containing the following information: Cardholder Name and Address; Cardholder Account Number - 15 digits; Merchant Invoice Number - 14 digits; Transaction Date/date of the Card Sale; Transaction Amount; and description of item(s) purchased.
    p. "Chargeback" means the return to Merchant and reimbursement to Household of a Sales Slip or Transaction Data transmission for a Card Sale for which Merchant was previously paid.
    q. "Credit Slip" means evidence of a credit in a paper form for Goods purchased from Merchant that is to be signed by the Cardholder.
    r. "Discount" means an amount to be paid by Merchant, typically to be deducted from funding to Merchant, in the amount of a specified percentage of each Sales Slip accepted by Household.
    s. "Goods" means the goods, merchandise, certain warranties authorized by Household, and services sold by Merchant in the ordinary course of Merchant's business to consumers, to the best of Merchant's knowledge for individual, family, personal or household use.
    t. "Major Account Executive" means an employee of Household assigned to Merchant's Program as designated from time to time by notice from Household to Merchant.
    u.   "No Finance Charge Promotion" means a Card Promotion as described in
         Section 2(c) whereby no finance charges will accrue on the





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         purchase or advance until the payment due date of the Billing
         Cycle beginning in the month specified on the Sales Slip, with minimum monthly payments of three percent (3%) of the outstanding balance due each Billing Cycle (also referred to as "Waived Finance Charge"). The No Finance Charge Promotion may have a promotion period of twelve (12) months or less after the purchase or such other period as agreed between the parties;

    v.   "No Payment Promotion" means a Card Promotion as described in
         Section 2(c) whereby no minimum monthly payments will be due until the first day of the Billing Cycle beginning in the month specified on the Sales Slip, with finance charges accruing from the date of the purchase (also referred to as "Delayed Payment"):

    w.   "No Payment/No Finance Charges Promotion" means a Card
         Promotion as described in Section 2(c) whereby no minimum monthly payments will be due and no Finance Charges will accrue on the purchase or advance until the first day of the Billing Cycle beginning in the month specified on the Sales Slip (also referred to as "Delayed Payment/Waived Finance Charge");

    x. "Operating Instructions" means the Regulatory Guidelines and operating instructions and/or procedures designated by Household from time to time concerning the Program.
    y. "Program" means the private label credit card program associated with Merchant whereby Accounts will be established and maintained, Cards issued and Card Sales funded pursuant to the terms of this Agreement.
    z.   "Reduced Rate Promotion" means a Card Promotion as described in
         Section 2(c) whereby a reduced rate finance charge will be applied to the balance attributable to the purchase ("Reduced Rate Balance") until the expiration of the reduced rate period or payment in full of the Reduced Rate Balance, whichever occurs first, as disclosed on the Sales Slip.

    aa. "Sales Slip" means a sales receipt or similar document (such as a delivery receipt or manual invoice) in paper form that evidences a Card Sale for Goods purchased from Merchant that is to be signed by the Cardholder.
    bb. "Same As Cash With Payments Promotion" means a Card Promotion as described in Section 2(c) whereby finance charges will accrue on the purchase from the date of purchase and minimum monthly payments of three percent (3%) of the outstanding balance will be due each Billing Cycle. If the cash sale price of the purchase is paid by the promotion due date as indicated on the periodic statement, no finance charges will be due on the purchase. Same As Cash With Payments may have a promotion due date of twelve (12) months or less after the purchase or such other period as agreed between the parties (also referred to as "Same As Cash");

    cc.  "Same As Cash/Without Payments Promotion" means a Card
         Promotion as described in Section 2(c) whereby finance charges will accrue on the purchase from the date of purchase but no minimum monthly payments will be due prior to the promotion due date as indicated on the periodic statement. If the cash sale price of the purchase is paid by the promotion due date, no finance charges will be due on the purchase (also referred to as "Same As Cash/Delayed





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         Payment");

    dd. "Terminal" means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.
    ee.  "Total Annual Credit Volume" shall mean the Annual Credit
         Volume as defined in this Agreement plus the Annual Credit Volume as defined in the Agreement between Merchant and Household Retail Services, Inc. as amended as of the 1st day of March, 1994. From the Effective Date of this Agreement to December 31, 1994 the parties agree that for purposes of the chart in Section 3(c) below, the Total Annual Credit Volume shall be assumed to be $200,000,000.00.
    ff. "Total Billed Finance Charge" shall be the sum of the finance charges billed to all Cardholders on Accounts (excluding (i) accrued but unbilled finance charges recorded on Card Promotions as described in Section 2(c) below; and (ii) all fees including, but not limited to, late payment fees, return check fees, over limit fees, if any,) each Billing Cycle during a month minus (a) system adjustments for corrections to an Account including, but not limited to, (i) regular payment finance charge, (ii) in-store payment finance charge, (iii) account adjustment finance charge, (iv) remove sale finance charge,
         (vi) free period finance charge, (vii) same as cash adjustments; multiplied by 60%; (b) manual adjustments made by Household's customer service department consistent with its general business practices, (i) regular payment finance charge, (ii) store payment finance charge,
         (iii) account adjustment finance charge, (iv) remove sale finance charge, (vi) free period finance charge, (vii) same as cash adjustments; multiplied by 60% ; and (c) finance charges on Accounts ninety (90) days or more overdue; plus finance charges added to a Cardholder's balance upon expiration of a Card Promotion without full payment by the Cardholder of the promotional balance.

    gg.  "Total Portfolio Balance" shall mean the outstanding balances
         (after system adjustments and manual adjustments as described in subparagraph ff above) on all Active Accounts for a month's Billing Cycles including, but not limited to, balances resulting from the initial Card Sale for Accounts originated by an application mailed to Household directly from the applicant; and any Sales Slip generate pursuant to Card Promotions as described in Section 2(c) of the Agreement.

    hh. "Transaction Data" means Account and Cardholder identification and transaction information with regard to (i) each Card Sale, namely, the date and amount of the transaction as shown on the actual original executed paper Sales Slip for the transaction, valid and correct Account number for an Active Account, valid and correct Authorization number, appropriate transaction identifier number identifying the transaction as a Card Sale, any applicable promotion codes or promotion identifier numbers, appropriate code describing the Goods, and Merchant invoice number, and (ii) each return of Goods for credit to the Account/Cardholder, namely, the date the credit is given, amount of credit, Account number, and appropriate transaction identifier number identifying the





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         transaction as a credit; all of which data is required to be transmitted by Merchant to Household in accordance with Section 7 (a) and (b) below.

Section 2.  Scope and Purpose.   Merchant engages in the sale of consumer
electronics and appliances and related products and services, and Merchant desires to make financing available to consumers purchasing Goods from Merchant. Household, in the business of providing revolving credit financing pursuant to a credit card to individual consumers, has agreed to provide such financing under the Program for individual qualified consumers purchasing Merchant's Goods pursuant to the terms and conditions set forth in this Agreement.

Household and Merchant have entered into that certain Merchant Agreement dated as of the 25th of March, 1992 as amended from time to time (the "Original Agreement"). Under the Original Agreement, Household made financing available to qualified consumers purchasing Goods from Merchant pursuant to a private label revolving credit card program as set forth in the Original Agreement. By letter dated August 11, 1993, Silo made known its intention that the Original Agreement should not renew automatically pursuant to Section 16(a) therein and Silo set March 25, 1994 as the effective date of termination of the Original Agreement. Silo, by Letter Agreement dated November 23, 1993 ("Letter Agreement"), with the consent of Household, has assigned the Original Agreement to Fretter, Inc. on the Closing Date of the Acquisition described in that Letter Agreement and Household agreed to perform services in the Original Agreement for Fretter, Inc. and to treat Silo, Inc. as Fretter's disclosed Agent after the effective date of such assignment up to the termination date of March 25, 1994. In that Letter Agreement Household agreed not to amend the Original Agreement in any respect which materially changes the services to be provided by Household or materially increases the cost of such services unless, in each case, BT Commercial Corporation ("BTCC") as agent for a group of lenders gave its express prior written consent. Merchant wishes to rescind the termination letter dated August 11, 1993. Household and Merchant now desire and agree (i) that as of the Effective Date, this Agreement shall govern all "Accounts" (as such term is used in the Original Agreement and in this Agreement) established under the Original Agreement and under this Agreement and all other matters described in the Original Agreement, and (ii) to modify and restate their agreement and to replace and supersede the Original Agreement and subsequent letters in their entirety with this Agreement; provided, however, the Agreement between Fretter, Inc. and Household Bank (Illinois), N.A. formerly known as HRSI, N.A. dated December 10, 1990 and all riders, amendments and addenda, thereto is unaffected by this Agreement. Likewise, the Agreement between Fretter, Inc. and Household Retail Services, Inc. dated April 21, 1988 is unaffected; provided, however, Fretter and Household will cooperate in efforts to establish Accounts for these cardholders under this Agreement.

    a. Forms and Cards. Household will provide to Merchant standard application/agreements, and other forms designated by Household for use by Merchant in the Program, which documents may be changed from time to time by Household. The design and content of Cards and





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         billing statements and the terms and conditions of Accounts and applications/agreements shall be determined by Household and are subject to change by Household from time to time. However, the front art work of the plastic cards and the cover art work on the applications/agreements and the design of such documents are subject to Merchant's review and approval; said approval shall not be unreasonably withheld. If Merchant does not approve a proposed design, any changes that cause additional expense to Household shall be paid by Merchant promptly. Household will send copies of revised standard applications/agreements to Merchant. Household will use reasonable efforts to issue to the Cardholders the plastic Card within twenty one (21) days from the date of receipt of the application/agreement by Household. Household shall be obligated to pay for only one Card per Account, and Merchant shall be obligated to pay $.67 for each additional Card. Merchant will be billed and shall pay these charges monthly, or Household may deduct said charges from other amounts owed to Merchant under this Agreement.

         Household shall pay the cost of a new form of Cardholder application/agreement. Such new form shall be in two parts, an original and duplicate attached, with the duplicate in the form of a so-called "No Carbon Required" ("NCR Form"). Upon receipt by Household of the NCR forms from its supplier, the new NCR Form shall be distributed over time to Merchant stores as the Merchant stores re-order application/agreement forms for the Program as their supplies diminish in the normal course.

    b.   Credit Review; Ownership of Accounts.   All completed
         applications for Accounts submitted to Household whether mailed, telephoned or otherwise electronically transmitted will be processed and approved or declined in accordance with Household's credit criteria and procedures from time to time established by Household, with Household having and retaining all rights to reject or accept applications. Household will only accept applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Household or its Affiliates shall own the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided in this Agreement. Merchant acknowledges and agrees that it shall have no interest whatsoever in the Accounts. However, Household acknowledges (i) Merchant's interest in Sales Slips that are charged back to Merchant pursuant to Section 6, provided, however, that Merchant has reimbursed Household the applicable amount of the Chargeback as described in Section 6 below and (ii) Merchant's interest in its customer lists generated by Merchant. Household shall not be obligated to accept or reject any application for an Account or to take any action under an Account, including making future advances to Cardholders. Household shall, however, provide collection and customer service for Accounts that are not subject to Chargeback in accordance with Household's normal and customary practices.
         Household shall not be obligated to accept applications for a Card





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         or approve any Card Sale for consumers that do not have their principal residence and billing address in the continental United
         States.

         Household agrees it will not change its credit issuance criteria which includes score card changes in a manner to negatively impact Merchant's specific approval percentages during the term of this Agreement and successive Renewal Terms. Household, however, reserves the right to change its credit issuance criteria, which includes score cards on all "like" merchants, which may include Merchant on a national or regionalized basis during the Initial Term and successive Renewal Terms.

    bb. Request for Mail-in Applications. All provisions of this Agreement concerning mail-in applications shall not be effective unless and until Merchant gives written notice to Household requesting that Household accept mail-in applications and Household notifies Merchant that it is prepared to accept mail-in applications. In such event, with respect to applications mailed to Household directly from applicants, a hold shall be placed on the Account until the first Card Sale. At the time of the initial Card Sale for such Accounts, Merchant shall be responsible to verify the identification of the Cardholder as set forth below in Section 4(g).

    c. Card Promotions. Household may from time to time offer to existing or potential Cardholders special credit promotions, additional services and/or enhancements, including, without limitation, check access. The terms of such promotions, services and enhancements shall be designated by Household. In addition, Household and Merchant may mutually agree from time to time to run certain credit promotions such as No Payment Promotion; No Finance Charge Promotion; No Payment/No Finance Charges Promotion; Same As Cash With Payments Promotion; Same As Cash/Without Payments Promotion; and Reduced Rate Promotion. In consideration of Household's providing such promotions and to compensate Household for such promotions, Merchant may be required to pay to Household certain Discounts, fees or other amounts (the "Promotion Fees"). The parties shall agree in writing to the amount, type and time of payment of the Promotion Fees prior to the start of any such promotions. This may include a written notice from Household to Merchant designating the amounts, type and time of payment and other terms for promotions run by Merchant and Household after such notice. Merchant's running of any promotions after such notice shall be deemed acceptance by Merchant of the terms described in said notice. Merchant's obligation to pay the Promotion Fees shall survive the termination of this Agreement. Household may deduct amounts owed to it under this Section from amounts owed to Merchant under this Agreement. In the event there are insufficient funds to pay to Household the Promotion Fees, Merchant will pay the Promotion Fees to Household within five (5) Business Days of Household's request. Household may, without Merchant's consent, at





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         any time and in its sole discretion, change the terms or cost, or discontinue the availability of any promotions, services or enhancements, except if the promotion was agreed to between Merchant and Household. In such event it can only be changed or discontinued upon the mutual agreement of the parties. In the event Merchant intends to run a promotion concerning or involving the Card, Card Sales or the Program it shall give Household not less than (ten) 10 days prior written notice of any such intended promotions. Any promotions concerning or involving the Card, Card Sales or the Program that Merchant expects to run are subject to Household's prior approval other than a No Finance Charge Promotion and Same As Cash With Payments Promotion. Merchant and Household agree that no Promotion Fees are associated with the No Finance Charge Promotion and the Same As Cash With Payments Promotion as defined in this Agreement. The payment of advertising and marketing costs concerning the Program shall be subject to the mutual agreement of Household and Merchant on a case by case basis.

Section 3.  Fees, Discounts, Charges and Rates.

    a. Consumer Rate. The consumer rate to be charged on purchases with the Card shall be 22.6% (Household's established rate) as assessed and determined by Household from time to time and as agreed to by Merchant, provided such rate shall not in any event exceed the maximum rate permitted by applicable federal or state law. This rate is subject to change from time to time as mutually agreed to by Merchant and Household. Household agrees to consider a reduction in said Consumer Rate if requested by Merchant, however, Merchant acknowledges that components of the pricing under this Agreement include, without limitation, the Consumer Rate, Discount and Merchant Participation Fee, and that in the event, Merchant desires a reduction in the Consumer Rate described above, a Discount would need to be assessed and/or the Merchant Participation Fee would need to be decreased and/or other elements of the pricing structure of this Agreement and the Program would need to be adjusted.

         Notwithstanding anything to the contrary in this Agreement, Household may charge and collect such Cardholder fees as late payment fees, returned check fees, and over-the-limit fees at its sole discretion provided such fees shall not in any event exceed the maximum fees permitted by applicable federal or state law. Classification of fees in the Cardholder Agreement as interest shall not affect the provisions of this Agreement or change the definition of finance charge which shall be the Consumer Rate of 22.6% or such other Consumer Rate as agreed upon by Household and Merchant.


    b.       Merchant.  (THIS SECTION IS INTENTIONALLY LEFT BLANK)

    c. Merchant Participation Fee. The "Merchant Participation Fee" to be paid by Household to Merchant or by Merchant to Household shall be





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         calculated as follows:

         At the end of each month the Required Yield shall be compared to the Total Billed Finance Charges as determined by the formula set forth in Schedule B. In any month the Total Billed Finance Charge exceeds the Required Yield, the excess shall be credited to the Merchant. In any month the Required Yield exceeds the Billed Finance Charge the difference shall be charged to the Merchant.

         During the initial period between the Effective Date of this Agreement and the first Tuesday of the month following the Effective Date, the Required Yield percentage on this portfolio shall be 13.50%. Thereafter, the Required Yield Percentage shall vary monthly according to the Total Annual Credit Volume as set forth in the chart below. Also the Required Yield Percentage will vary monthly according to the Commercial Paper Rates for high grade unsecured notes of 30 days sold through dealers by major corporations ("Commercial Rate") as published in the Wall Street Journal on the first Tuesday of the month (or the first business day thereafter which the Commercial Rate is published) plus the percentage reflected on the chart below; provided, however, the Required Yield Percentage will never drop below 13.50%.



Total Annual Credit Volume                         Required Yield Percentage
- --------------------------                         -------------------------

$200 Million and Over                              Commercial Rate plus 10.40%
$170 - But less than $200 Million                  Commercial Rate plus 10.55%
$150 - But less than $170 Million                  Commercial Rate plus 10.70%
$130 - But less than $150 Million                  Commercial Rate plus 11.05%
$110 - But less than $130 Million                  Commercial Rate plus 11.45%
$0   - But less than $110 Million                  Commercial Rate plus 12.00%

    To assist Merchant and Household in monitoring the Total Billed Finance Charge and the Required Yield, Household shall provide to Merchant, on a monthly basis, the reports set forth in Schedule C. If Merchant requires reports not listed on Schedule C, and if Household agrees to provide such reports, Merchant may be charged for such reports.

    d. Right of Setoff. All fees, Discounts and charges described in this Agreement may be deducted by Household from amounts owed to Merchant under this Agreement. In the event Merchant owes Household money under this Agreement, Merchant may set off amounts owed by Household to Merchant under this Agreement.

    e. Acceptance, Offset & Funding. Provided that Merchant, with respect to each Card Sale, has (i) requested and obtained from Household's Authorization Center proper Authorization as required by
         Section 4(h) (ii) below and the Transaction Data for such Card Sale is presented to Household for payment within sixty (60) days after the date of Authorization, and (ii) transmitted to Household all of the Transaction Data described in Section 1. hh. above for each valid Card Sale, Household agrees to pay Merchant the amount of each such





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         authorized and valid Card Sale Transaction Data so transmitted to Household during the term of this Agreement less the amounts described below. Household will use its best efforts to make such payments on the first Business Day after receipt, verification and processing by Household of the transmission of the Transaction Data, if such transmission is received by noon Central Standard time; if received later than noon Central Standard time, then on the second Business Day after said transmission, but in no event shall such payments be made later than the fourth Business Day after receipt of said transmission by Household. Such failure to fund is a material breach of this Agreement. Household may deduct from such payments (i) the amount of the fees, charges, and Discounts described above in this
         Section 3; (ii) the amounts for Chargebacks as permitted and described in Section 6 below; (iii) customer credits, Merchant Participation Fees to be refunded to Household, and any other amounts owed to Household under this Agreement by Merchant; and (iv) the amount of fees, charges and other amounts owed by Merchant to Household Retail Services, Inc. (an Affiliate of Household), under separate Merchandise Financing Agreements and other agreements between Merchant and Household Bank (Illinois), N.A. Household may also offset said amounts from future amounts owed to Merchant under this Agreement.

         Any amounts owed by Merchant to Household which cannot be paid by the aforesaid means shall be due and payable by Merchant on written demand. Any payment made by Household to Merchant or any amounts deducted by Household shall not be final but shall be subject to subsequent review and verification by Household and Merchant, subject to the terms of Section 6 b. below, and subsequent fundings may be adjusted or Merchant billed.

         Household's liability to Merchant with respect to the funding of any Card transaction shall not exceed the amount on the Sales Slip or Credit Slip or in the Transaction Data in connection with such transaction. In no event shall Household be liable for any incidental or consequential damages.

         Payments/funding by Household to Merchant shall be through the Automated Clearinghouse Network (ACH) to Merchant's account as designated by Merchant. The Merchant Participation Fee, less monthly charges owing to Household, shall be paid monthly.

Section 4. Merchant Responsibilities Concerning Consumer Transactions. Merchant covenants and agrees that it shall:

    (a) honor all valid Cards without discrimination, when properly presented by Cardholders for payment of Goods.

    (b) not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Household on Merchant.





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    (c)  not establish minimum or maximum charge amounts without
         Household's prior written approval.

    (d) prominently display at each of its locations, advertising and promotional materials relating to the Card, including without limitation take-one applications for the card and use or display such materials as mutually agreed upon by the parties. Such materials shall be used only for the purpose of soliciting Accounts for the Program. Any solicitation, written material, advertising or the like relating to the Program or Card Sales or the products offered pursuant to the Program shall be prepared or furnished by Household or shall receive Household's prior written approval. The payment of advertising and marketing costs concerning the Program shall be subject to the mutual agreement of Household and Merchant on a case by case basis. However, if Household prepares or furnishes advertising or promotional materials, at Merchant's request, then Merchant shall pay Household for such advertising or promotional materials, an amount mutually agreed to by the parties. Further, any advertising or promotional materials prepared or furnished by Merchant, shall be at Merchant's cost. Any such materials shall not be used by Merchant following termination of this Agreement.

    (e) Use only the form of, or modes of transmission for, application/ agreements, Sales Slips and Credit Slips as are provided by Household, subject to Section 2a. above and Section 7(a) below, and not use any application/agreements, Sales Slips and Credit Slips provided by Household other than in connection with a Card transaction.

    (f) With respect to applications for a Card, except applications mailed directly by the applicant to Household:

         (i) Make sure all information requested on the application is complete and reasonably legible;

         (ii) Obtain the signature on the application of all persons whose name will appear on the Account or will be responsible for the Account;

         (iii) Give the applicant the initial disclosures at the time of signing the application/agreement prior to the first transaction under the Account;

         (iv) Verify the identification of the individual(s) applying for the Account (all applications require at least two unexpired pieces of identification described on Schedule A attached to this Agreement and made a part of this Agreement with at least one from Group 1 on Schedule A); identification of the applicant(s) is the responsibility of Merchant.
                However, if Merchant's verification includes the following, any Sales Slip subject to

                Chargeback because of the applicant's fraud shall not be charged back to Merchant:

                     1. Obtain the signature on the application of each person
                        whose name will appear on the Account or will be responsible for the Account (and obtain the signature of the applicant on the Sales Slip if a purchase is made);

                     2. Review two unexpired pieces of identification for each
                        person signing the application, and list the types of identification where indicated on the application (At least one piece of identification must be from Group One described on Schedule "A"); and

                     3. Compare the signature on the application (and
                        on the Sales Slip, if a purchase is made) with the signatures on the above pieces of identification; they must reasonably appear to match. Also, the physical description and photograph on the piece of identification must reasonably appear to match the individual Cardholder, and the address on the identification must match the present address on the application. If the address does not match, Merchant must obtain a photocopy or other identification showing the current address, such as, pay-stub, utility bill, or driver's license change of address form.

         (v) Provide all information required by Household from time to time for approval of applications by telephone or other electronic transmission; and

         (vi) Send the actual original signed paper application to Household at Household's address set forth on Page one above within thirty (30) days of approval of the Application by Household. If a purchase is also made, then maintain the original executed paper Sales Slip as described in Section 7 below and deliver a copy of said Sales Slip to Household upon request as described in Section 7 below.

    (g) If the proposed mail-in application program is requested by Merchant in writing, upon implementation of said program by Household, Merchant shall be responsible to verify the applicant's identification at the time of the initial Card Sale if Household's Authorization response indicates to Merchant that such verification is necessary; identification of the applicant(s) is the responsibility of Merchant (If Household accepts a mail-in application prior to Merchant's request for the said mail-in application program, Household shall be responsible for any fraud under such Account). However, if Merchant satisfies the provisions of Section 4(h)(i), Section 4(h)(ii) to the extent that Merchant obtains Authorization from Household's Authorization Center and a valid Authorization number is obtained and entered on the Sales Slip, and if Merchant's verification includes the following, any Sales Slip subject to Chargeback because of the applicant's fraud shall not be charged back to Merchant:

         (i)   Obtain the signature of the Cardholder on the Sales Slip;

         (ii) Swipe or imprint the embossed legends legibly on the Sales Slip from the Card and from Merchant's imprinter plate;

         (iii) Obtain and review two unexpired pieces of identification described on Schedule A attached hereto from the Cardholder(s); at least one piece of identification must be from Group One on Schedule A.;

         (iv) Compare and verify that the signatures on the pieces of identification, on the Card, and on the Sales Slip reasonably appear to match; they must, in fact, reasonably appear to match. Also, the physical description and the photograph on the pieces of identification must reasonably appear to match the individual Cardholder; and

         (v) Maintain the said original Sales Slip in Section 7 below, and deliver them to Household upon request as described in Section 7 below.

    (h)  With respect to Sales Slips:

         (i) enter legibly on a single Sales Slip prior to obtaining the Cardholder's signature (1) a separate description of each item of Goods purchased in the same transaction in detail sufficient to clearly identify each item of Goods; (2) the date of the transaction; (3) the Authorization number; (4) the Cardholder's name, address and Account number; (5) the entire amount due for the transaction (including any applicable taxes); and (6) if applicable, the type of promotion(s) and the applicable disclosures required by any Applicable Law for such promotion(s), and obtain the Cardholder's signature on the Sales Slip.

         (ii) REQUEST AUTHORIZATION FROM HOUSEHOLD'S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. (Household may refuse to accept or fund any Transaction Data concerning a Card Sale that is presented to Household for payment more than sixty (60) days after the date of Authorization of the Card Sale. However, (a) if Merchant subsequently seeks and obtains a valid Authorization number, the Transaction Data may be resubmitted, or (b) if Merchant delivers to Household within thirty (30) days of Household's refusal satisfactory evidence that the Transaction Data concerning the Card Sale was, in fact, transmitted to Household within the said sixty (60) days Household will fund the Transaction Data in accordance with
               Section 3.e. above).

               If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, Merchant shall not complete the transaction and Merchant shall follow any instructions from the Authorization Center. Merchant shall use its best efforts, by reasonable and peaceful means, to retain or recover a Card:

               (a) if Merchant is advised to retain the Card in response to an Authorization request (if Merchant does so, then the individual store employee shall be entitled to receive a so-called "Fraud Recovery Award" of $25.00 to be paid by Household); or

               (b) if Merchant has reasonable grounds to believe that the Card is counterfeit, fraudulent, or stolen. The obligation to retain or recover a Card imposed by this Section does not authorize a breach of the peace or any injury to persons or property, and Merchant will hold Household harmless from any claim arising from any injury to person or property or other breach of the peace;

               If identification is uncertain or if Merchant otherwise questions the validity of the Card, contact Household's Authorization Center for instructions. If no Card is available, then contact Household's Authorization Center and comply with Household's additional instructions.

         (iii) Merchant shall be deemed to warrant the Cardholder's true identity as an authorized user of the Card, and Merchant shall verify the Cardholder's identity. However, if Merchant satisfies the provisions of Section 4(h)(i), Section 4(h)(ii) to the extent that Merchant obtains Authorization from Household's Authorization Center and a valid Authorization number is correctly and legibly entered on the Sales Slip, and if Merchant's verification of the Cardholder's identity includes the following, any Sales Slip subject to Chargeback because of this customer's fraud shall not be charged back to Merchant:

               (a) On a new Account opened at a Merchant store or location (excluding applications mailed to Household directly by the applicant), satisfaction of the items described above in
                    Section 4(f)(iv).

               (b) For the initial Card Sale on Accounts opened by Household pursuant to applications mailed to Household directly from applicant(s), satisfaction by Merchant of the items described above in Section 4(g).

               (c) For Add-on Card Sales, satisfaction by Merchant of the following:

                    1. Obtain the signature of the Cardholder on the Sales Slip and swipe or imprint the embossed legends legibly on the Sales Slip from the Card and from Merchant's imprinter plate;

                    2. Compare the signature on the Sales Slip with the signature on the Card and verify that the signatures on the Card and Sales Slip match; they must reasonably appear to match;

                    3. If no Card is presented and no swipe or imprint of the Card is made on the Sales Slip, obtain at least one unexpired piece of picture identification from Group 1 on Schedule A and note the type of identification and the corresponding serial or other identification number on the Sales Slip in the Special Instructions section. Also, the physical description and photograph on the piece of identification must, in fact, reasonably appear to match the individual Cardholder, and the signature on the piece of identification must reasonably appear to match the signature on the Sales Slip; and

                    4. Maintain the said original executed paper Sales Slip, as described in Section 7 below, and deliver said documents to Household upon request as described in Section 7 below.

         (iv) For telephone orders (TO) or mail orders (MO), only if the Sales Slip is completed without the Cardholder's signature, Merchant shall, in addition to all other requirements under this Section 4, enter legibly on the signature line of the Sales Slip the letters "TO" or "MO", as appropriate, and not deliver Goods or perform services after being advised that the "TO" or "MO" has been canceled or that the Card is not to be honored. Notwithstanding the foregoing, identification of the Cardholder is the responsibility of Merchant for all telephone and mail orders.

         (v) not present the Transaction Data concerning the Sales Slip to Household for funding until all Goods are delivered or all the services are performed to the Cardholder's satisfaction. However, Merchant may present the said Transaction Data before said delivery or performance if the Goods are to be delivered within ten days of the date of the Card Sale, and the Goods are, in fact, delivered within said ten days, provided that the Cardholder Agreement and Applicable Laws permit both delivery and the charging of interest during said ten (10) days. If the Goods are not delivered within said ten (10) day period or Applicable Law or the Cardholder agreement does not permit the charging of interest during said ten (10) day period, Merchant shall pay to Household the amount of interest on the Account from the date of the Card Sale through the date of delivery of the Goods to the Cardholder.

         (vi) enter the Card Sale into Household's Terminal and, if applicable, Household's approval code.

         (vii) deliver a true and completed copy of the Sales Slip to the Cardholder at the time of the Card Sale, and maintain the original executed paper Sales Slip as described in Section 7 below, and deliver said Sales Slip to Household upon request as described in Section 7 below.

    (i)  Credits

         1. Credit Slips. If Merchant accepts any Goods for return, any services are terminated or canceled, or Merchant allows any price adjustment, then Merchant shall not make any cash refund, but shall complete and deliver to the Cardholder a true and complete copy of the Credit Slip evidencing the refund or adjustment at the time the refund or adjustment is made. Merchant shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, services terminated or canceled, refund or adjustment made, Cardholder's name and Account number and the date and amount of the credit, all in sufficient detail to identify the transaction. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip and Transaction Data. Merchant shall issue Credit Slips only in connection with previous bona fide Card

               Sales and only as permitted hereunder.

         2. Merchant shall immediately after a credit is given to a Cardholder, transmit to Household, the Transaction Data for the credit, and Merchant shall owe Household the amount of said credit, which shall be paid to Household as set forth in Section 3 e., and maintain the said original executed Credit Slip as described in Section 7 below, and deliver said Credit Slip to Household upon request as described in Section 7 below.

    (j) not receive any payments from a Cardholder for charges included on any Sales Slip resulting from the use of any Card, nor receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a deposit to the Cardholder's Account.

    (k)  Cardholder Complaints.  Merchant shall within three (3)
         Business Days of receipt provide Household with a copy of any written complaint from any Cardholder concerning his/her account.

    (l) satisfy all other requirements designated in any Operating Instructions or as may be required from time to time by Household. In the event there is any inconsistency between any Operating Instructions and this Agreement, this Agreement shall govern. Any Operating Instructions or changes thereto, except those required by any Applicable Law, shall not trigger a unilateral material change to this Agreement without Merchant's consent; which consent shall not be unreasonably withheld. Merchant's compliance with any such instructions or changes thereto or Merchant's failure to object to same within thirty (30) days of receipt of same, shall be deemed to be Merchant's consent to any such instructions or changes.

Section 5.   Representations and Warranties.

A.       Merchant represents and warrants to Household the following:

    (a) that each Card Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Card for any other purpose; and

    (b) that to the best of Merchant's knowledge each Card Sale will be to a consumer for personal, family, or household purposes; and

    (c) that Cardholder applications will be available to the public without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) or in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card; and

    (d) that it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this

         Agreement is and will be binding, valid and enforceable upon Merchant according to its terms; and


    (e) neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Merchant under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder; and

    (f) Merchant has all required licenses to perform it's obligations under this Agreement, and will govern itself in accordance with all Applicable Laws affecting the Program; and

B.  Household represents and warrants to Merchant the following:

    (a) that it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Household according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Household according to its terms; and

    (b) neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Household under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Household of its obligations hereunder; and

    (c) Household has all required licenses to perform it's obligations under this Agreement, and will govern itself in accordance with all Applicable Laws affecting the Program.

Section 6. Chargebacks to Merchant. Merchant and Household agree that notwithstanding anything in this Agreement to the contrary, the "Events of Chargeback" described below are the only events that can trigger the Chargeback remedy described below, and that the Chargeback remedy is subject to the Chargeback procedures set forth below. Merchant and Household further agree as follows:

    a.   Events of Chargeback and Procedures.  Any Sales Slip or
         Transaction Data transmission concerning a Card Sale or Account is subject to Chargeback under any one of the following specified Events of Chargeback, subject to the Chargeback procedures set forth below. Household and Merchant agree that Merchant's failure to satisfy any other term or provision of this Agreement, the breach of which is not identified as an Event of Chargeback below, shall be deemed a breach of this Agreement and the Chargeback remedy for such breaches shall not be available to Household. However, Household may exercise all other remedies it may have against Merchant, including without limitation, the right to terminate this Agreement as set forth in
         Section 16 of this Agreement.

         The Events of Chargeback and procedures for exercising Chargeback are as follows:

         (i) Application Compliance Fee and Application Chargeback. Under this subsection, every 30 day period approximating a calendar month is deemed to be an "Application Review Period". Household shall set the precise time frame of each Application Review Period.

             Merchant agrees as soon as practically possible to deliver to Household not less than 90% of all original executed applications for Accounts approved by Household that corresponds to the applicable Application Review Period as determined by the total percentage compliance rate on the HRSI application tracking system merchant status report (the "HATS Report") as reported monthly to Merchant consistent with present practices between Silo and Household since April 1, 1992. Failure to meet the 90% threshold compliance rate is deemed to be an "Application Compliance Event."

             During the Application Review Period, Household will provide Merchant with periodic reports as mutually agreed upon by Merchant and Household. For the particular Application Review Period, such reports will include the approved Accounts, the missing application forms, and any application forms delivered which are unsigned. Copies of the unsigned applications will be returned to Merchant.

             On or before the 30th day after the end of each Application Review Period, Household will deliver to Merchant a HATS Report containing the missing applications (any unsigned applications will be shown as missing applications on this report) for the immediately preceding Application Review Period. Merchant shall use its best efforts to provide Household with any missing or unsigned applications as such applications are identified in the Preliminary Report.

             Household must determine whether an Application Compliance
             Event or Application Chargeback Event has occurred as shown on the report; provided, however, if the HATS Report shows a total percentage compliance of more than ninety percent (90%) no Application Compliance Event will be deemed to have occurred.

             Household shall determine if an Application Compliance Event for the Application Review Period has occurred. Upon the occurrence of an Application Compliance Event, Merchant shall pay to Household an application compliance fee ("Application Compliance Fee") equal to the product of (i) the percentage by which application delivery compliance is less than 100%, multiplied by (ii) 0.5% of all funded Card Sales for the Billing Cycles that fall within the applicable Application Review Period.

             For example, if total percentage compliance on the HATS Report is 85%, and all funded Card Sales during the applicable Application Review Period is $1,000,000.00, the Application Compliance Fee will equal $7,500 ($1,000,000.00 x 0.5% x 15%).

             In the event an Application Compliance Event occurs for more than two Application Review Periods in any one twelve month period of March 1 through February 28 during the term hereof (a "Contract Year"), the Application Compliance Fee for any further Application Compliance Event during the remaining Application Review Periods of the Contract Year shall increase to 0.5% of the total funded Card Sales for the particular Application Review Period in which the Application Compliance Event occurred. At the beginning of any subsequent Contract Year during the term hereof, the Application Compliance Fee shall revert back to the lower amount described above until the increase may again be triggered by the occurrence of two Application Compliance Events in the then current Contract Year.

             If, for any Application Review Period during the term hereof, Merchant fails to meet a total percentage compliance rate on the HATS Report of 80% an "Application Chargeback Event" will be deemed to have occurred. The 80% threshold compliance rate shall not be met if Merchant fails to deliver to Household at least 80% of all original executed applications for a particular Application Review Period. In such event, Household may immediately implement a Chargeback under this subsection for all Accounts with missing or unsigned applications approved by Household during the applicable Application Review Period (an "Application Chargeback"), and in addition, Household may thereupon declare a material breach of this Agreement by Merchant. An Application Chargeback imposed shall be in lieu of an Application Compliance Fee. For each Application Chargeback, Merchant shall pay to Household the Account balance. In all cases, Merchant is to use its best efforts to forward all applications to Household.

    (ii) Customer Dispute Chargeback. Subject to the procedures and limitations below, Household may trigger a Chargeback if the Cardholder, in accordance with Household's established customer service procedures and within one year from the actual first payment due date for the particular Card Sale, disputes the delivery, quality or performance of the goods, services or warranties purchased, disputes the Card Sale or Sales Slip, alleges a billing error, duplicate charge or other problem or matter not caused by Household, or alleges that a credit adjustment was or should have been issued by Merchant but is not posted to Cardholder's Account (a "Customer Dispute Chargeback Event").

             Within twenty one (21) days of Household's receipt of the Cardholder's written notice of his/her contention that a Customer Dispute Chargeback Event has occurred in accordance with Household's established procedures, Household must provide Merchant a Chargeback Notice specifically detailing the circumstances of the Customer Dispute Chargeback Event (the "Customer Dispute Chargeback Notice"). Household may not implement a Chargeback under this subsection until expiration of a twenty one (21) day period after delivery to Merchant of the Customer Dispute Chargeback Notice (the "Customer Dispute Cure Period").

             During the Customer Dispute Cure Period, Merchant will use all reasonable efforts to resolve the dispute specified in the Customer Dispute Chargeback Notice. If, in Household's reasonable judgment, Merchant is unable to provide Household information indicating that the dispute has been resolved on or before the expiration of the Customer Dispute Cure Period, Household may then trigger a Chargeback for a particular Card Sale (a "Customer Dispute Chargeback").

             For each Customer Dispute Chargeback, Merchant shall pay to Household the aggregate of the full amount of the Sales Slip/Card Sale Transaction Data plus sixty percent (60%) of the finance charges thereon for up to a maximum of six (6) Billing Cycles, net of any payments made by the Cardholder.

    (iii) Fraud Chargeback. Subject to the procedures and limitations below, Household may trigger a Chargeback for any Card Sale for which each of the following events occur:

             (1) the Cardholder or other person in accordance with Household's applicable fraud procedures, disputes or denies the authorization or execution of the application or Sales Slip or otherwise alleges a fraud;

             (2) Household's Security Department completes an investigation of the fraud alleged by Cardholder, such investigation to be completed by Household in accordance with its applicable procedures and internal guidelines for fraud investigations as may be amended from time to time; and

             (3) Household obtains and delivers to Merchant an affidavit or certified death certificate to support the fraud assertions; or

             (4) Household has determined that (a) Merchant did not fully comply with fraud protection procedures set forth in Section 4(f)(iv), Section 4(g) or Section 4(h) as applicable, (b) the Card Sale is a telephone order or mail order, or (c) the Card Sale, application,


             Sales Slip, credit slip or Transaction Data is subject to a claim of illegality, cancellation, rescission, avoidance or offset due to the fraud or dishonesty of Merchant or any employee, agent, franchisee or licensee of Merchant (collectively, the occurrence of each of the events in subsections (1), (2), (3), and (4) above is known as a "Fraud Chargeback Event").

             Upon Household's determination that a Fraud Chargeback Event has occurred, Household must provide Merchant with a written notice detailing the circumstances of the Fraud Chargeback Event, including supplementary information and documentation applicable to the Account and the above described affidavit (the "Fraud Chargeback Notice"). Household may not implement a Chargeback under this subsection until the expiration of the thirty (30) day period after Merchant's receipt of the Fraud Chargeback Notice (the "Fraud Cure Period").

             On or before the expiration of the Fraud Cure Period, if Merchant has not demonstrated to Household in Household's reasonable judgment that a Fraud Chargeback Event has not occurred, Household may then trigger a Chargeback for the Card Sales or Accounts identified in the Fraud Chargeback Notice (a "Fraud Chargeback"). Merchant shall pay to Household the aggregate of the full amount of each Sales Slip/Card Sale Transaction Data or Account or the portion thereof subject to Chargeback plus finance charges thereon up to a maximum of six (6) Billing Cycles, net of any payments made by the Cardholder ("Fraud Chargeback Amount").

             Household agrees to suspend Authorizations on an Account as soon as possible but not later than five (5) days after Household's Fraud and Loss Prevention Department receives information from the Cardholder denying execution by the Cardholder of the application or Sales Slip, as applicable. If Household fails to do so, the amount of the Fraud Chargeback concerning the applicable Account will exclude the amount of any Card Sales plus the finance charges thereon made after said 5th day on said Account.

             Beginning on the first Billing Cycle to occur after the Effective Date of this Agreement, Household will establish an annual Fraud Reserve. This reserve will be an unfunded account which shall be 30 basis points of the average outstanding Accounts for the preceding calendar year. The parties agree that in calendar year 1994 the Fraud Reserve shall be $392,803.00. Thereafter the average shall be determined at year end. Household will determine the average outstanding Accounts by adding the outstanding balances on Accounts in November and the outstanding balances on Accounts in December and dividing by two (2). This will establish the Fraud Reserve for the following year. Each Fraud Chargeback Amount shall be deducted from the Fraud Reserve until the Fraud Reserve is exhausted. No deduction for fraud shall be made from the Fraud Reserve as defined in this Section 6(iii) if Merchant has fully complied with fraud protection procedures set forth in
             Section 4(f)(iv), Section 4(g) or Section 4(h) as applicable. Merchant shall not be required to pay any Fraud Chargeback amount unless or until the total amount of Fraud Chargebacks exceed the Fraud Reserve. At the end of each calendar year if there is any excess in the Fraud Reserve it will be credited to the Merchant; provided, however, the amount to be credited to the Merchant from the Fraud Reserve in 1994 will be pro rated by the number of full months this Agreement has been in effect in calendar year 1994.

    (iv) Bankruptcy Documentation Chargeback. Subject to the procedures and limitations below, Household may trigger a Chargeback in the amount set forth below if each of the following events occur:

             (1) Household makes a document request on a Request Form in strict compliance with the document request procedures set forth in Section 7(d) below;

             (2) Cardholder has filed a petition for relief under the Bankruptcy Code;

             (3) Either (a) Merchant fails to deliver to Household on or before the expiration of the twenty one (21) day response period provided by Section 7(d) below, either (i) a copy of the original Sales Slip signed by the Cardholder requested by Household; or
             (ii) if the original Sales Slip is not available after a diligent search, a computer generated invoice; or (b) with respect to an application approved by Household after the 25th day of March, 1992 Household is not in receipt of the original application executed by the applicants and the application was previously reported to Merchant as missing on the applicable reports described in Section 6(a)(i) above, or (c) with respect to an application approved by Household before the 25th day of March, 1992, the application is unsigned (but not missing); and

             (4) The Account balance is $300 or more (collectively, the occurrence of each of the events in subsections (1), (2), (3), and (4) above is known as a "Bankruptcy Documentation Chargeback Event").

             Immediately upon the occurrence of the Bankruptcy Documentation Chargeback Event, Household may implement the Chargeback (a "Bankruptcy Documentation Chargeback"). As a condition to implementing a Bankruptcy Documentation Chargeback Event concerning Subsection 6.a.(iv)(3)(c) above (unsigned application), Household shall send Merchant a copy of the unsigned application at the time of the Chargeback.

             For a Bankruptcy Documentation Chargeback concerning Subsection 6.a.(iv)(3)(a) above (missing or unsigned Sales Slips), Merchant shall pay to Household the lesser of (i) 50% of the balance of missing or unsigned Sales Slips for the Account (including sixty percent (60%) of finance charges up to a maximum of six Billing Cycles, but excluding matching Sales Slips and Credit Slips arising from sales canceled by subsequent refunds), or (ii) 50% of the Account balance at the time of the Chargeback. For a Bankruptcy Documentation Chargeback concerning Subsection 6.a.(iv)(3)(b) above (missing or unsigned applications) or Subsection 6.a.(iv)(3)(c) above (unsigned applications), Merchant shall pay to Household 50% of the Account balance at the time of Chargeback.

             This Subsection 6.a.(iv) shall be deemed to be in effect as of the Effective Date for all Chargeback Notices that are, or have been, sent to Merchant on or after the Effective Date.

             Notwithstanding the above, no Bankruptcy Documentation Chargeback shall occur if Household fails to take any action concerning an Account within the later of (i) one year after the date of receipt of the last payment, and (ii) if there is a purchase on the Account made pursuant to a promotion, one year after the actual first payment due date.

             The acceptance of a computer generated invoice under Section 6(iv)(3) shall not relieve Merchant of the duty to maintain signed Sales Slips as described in Section 7 below and to produce these when requested for other purposes.

    (v) Collection Documentation Chargeback. Subject to the procedures and limitations below, Household may trigger a Chargeback in the amount set forth below if each of the following events occur:

             (1) Household makes a document request on a Request Form in strict compliance with the document request procedures set forth in Section 7(d) below, and

             (2) Either (a) Merchant fails to deliver to Household on or before the expiration of the twenty one (21) day response period provided by Section 7(d) below, a copy of the original Sales Slip signed by the Cardholder requested by Household, or (b) with respect to an application approved by Household after March 25, 1992, Household is not in receipt of the original application executed by the applicants and the application was previously reported to Merchant as missing on the applicable reports described in Section 6.a.(i) above, or (c) with respect to an application approved by Household before March 25, 1992, the application is unsigned (but not missing); and

             (3) Either (a) Household files a lawsuit and Household fails to obtain a judgment in its favor or the case is dismissed, in either case due to lack of signed Sales Slips and/or applications, or
             (b) Household's counsel reasonably deems any legal action to be a loss due to lack of signed Sales Slips and/or applications.

             (4) The Account balance is $300.00 or more (collectively, the occurrence of each of the events in subsections (1), (2), (3) and
             (4) above is known as a "Collection Documentation Chargeback
             Event").

             Immediately upon the occurrence of the Collection Documentation Chargeback Event, Household may implement the Chargeback (a "Collection Documentation Chargeback"). As a condition to implementing a Collection Documentation Chargeback Event concerning Subsection 6.a.(v)(2)(c) above (unsigned application), Household shall send Merchant a copy of the unsigned application at the time of the Chargeback.

             For a Collection Documentation Chargeback concerning Subsection 6.a.(v)(3)(a) above (lawsuit), Merchant shall pay to Household the loss incurred by Household which results directly from a missing or unsigned Sales Slips and/or application.

             For a Collection Documentation Chargeback concerning Subsection 6.a.(v)(3)(b) (no lawsuit), Merchant shall pay to Household:

             (i) with respect to a missing or unsigned application, 50% of the Account balance at the time of the Chargeback.

             (ii) with respect to a missing or unsigned Sales Slip, the lesser of (i) 50% of the balance of missing or unsigned Sales Slips for the Account (including sixty percent (60%) of finance charges up to a maximum of six Billing Cycles, but excluding matching Sales Slips and Credit Slips arising from sales canceled by subsequent refunds), or (ii) 50% of the Account balance at the time of the Chargeback.

             Notwithstanding the above, no Collection Documentation Chargeback shall occur if Household fails to take any action concerning an Account within the later of (i) one year after the date of receipt of the last payment, and (ii) if there is a purchase on the Account made pursuant to a promotion, one year after the actual first payment due date.

    (vi) Invalid Account Number Chargeback. Subject to the procedures and limitations below, Household may trigger a Chargeback for any Transaction Data if Household funds the dollar amount of the Transaction Data submitted by Merchant for a Card Sale, but Household is subsequently unable to match the Transaction Data submitted with the appropriate Account.

             Household must send Merchant written notice (the "Invalid Account Number Chargeback Notice") within ninety (90) days of the funding date of the Transaction Data containing the following information, if, and as, transmitted to Household by Merchant:

             (1)     Account number
             (2)     Transaction/Sale Date
             (3) Appropriate Identifier Code identifying the transaction as a sale or credit
             (4)     Transaction Amount
             (5)     Reason for Chargeback

             Household may not implement a Chargeback under this subsection until the expiration of a twenty one (21) day period after delivery to Merchant of the Authorization Chargeback Notice (the "Invalid Account Number Chargeback Cure Period").

             During the Invalid Account Number Chargeback Cure Period, Merchant will use all reasonable efforts to provide the information requested in the Invalid Account Number Chargeback Notice. If Merchant fails to deliver to Household the requested information on or before the expiration of the Invalid Account Number Chargeback Cure Period or if Household cannot match the Transaction Data to an Account with the information provided by Merchant during the Invalid Account Number Chargeback Cure Period, Household may then trigger a Chargeback for the particular Transaction Data (an "Invalid Account Number Chargeback").

             For each Invalid Account Number Chargeback, Merchant shall pay to Household the amount funded to Merchant for such transaction, plus sixty percent (60%) of finance charges thereon up to a maximum of six (6) Billing Cycles net of any payment made by the Cardholder.

b. Post Chargeback Procedures. Upon each Chargeback by Household triggered by an Event of Chargeback described above, Household will, upon request, return to Merchant any Sales Slip or copy thereof or other evidence of the transaction it received from Merchant. Household shall provide, at Merchant's request (which request must be made within sixty (60) days of implementation of the Collection Chargeback), copies of collection screen prints relating to such Sales Slip, to the extent and only if allowed by law. Household may deduct amounts owed to Household under this Section 6 from any amounts owed to Merchant under this Agreement. Any payment made by Merchant to Household as a result of a Chargeback shall not be final but shall be subject to subsequent review and verification by Household and Merchant, subject to the provisions of Section 6.d. below, and subsequent fundings may be adjusted or Merchant billed. Upon completion of a properly implemented Chargeback permitted by this Section 6, Merchant shall own the Account or Sales Slip, whichever is charged back to Merchant, and Merchant shall bear all liability and risk of loss associated with the Sales Slip, Card Sale or Account that has been subject to Chargeback, or the applicable portion thereof, without warranty or representation whether express or implied by, or recourse or liability to, Household.

c. Format of Chargeback Notice. The Customer Service Chargeback Notice and the Fraud Chargeback Notice (collectively referred to as the "Chargeback Notice") must be in writing and must contain the following information, if and as, submitted by Merchant to Household:

             (i)     Cardholder Name
             (ii)    Cardholder Account Number - 15 digits
             (iii)   Merchant Invoice No. - 14 digits
             (iv) Transaction Date - date of Card Sale or credit, as applicable
             (v)     Chargeback Amount
             (vi)    Reason for Chargeback
             (vii)   Account balance
             (viii) Appropriate transaction identifier code identifying the transaction as a credit or sale

Each Chargeback Notice must be delivered to Merchant at Merchant's address set forth on page one of this Agreement.

d. Chargeback Dispute. Merchant is entitled to dispute a Chargeback or amount of a Chargeback. For example (1) Merchant may be able to document to Household that Merchant complied with the applicable fraud protection procedures in this Agreement, or (2) Merchant may wish to prove to Household with respect to a Collection Documentation Chargeback that (i) the Merchant fully complied with any permitted Section 7(d) document request made by Household, or (ii) Household did not comply with its Section 7(d) document request requirements and procedures.

Any dispute by Merchant concerning a Chargeback or the amount of a Chargeback or Merchant's review and verification of any Sales Slip or Account that is charged back to Merchant, are subject to the procedures and limitations below:

              1. For each such dispute, the dispute must be made in writing, on a form to be mutually agreed upon by the parties, and copies of the applicable Chargeback Notices, Bankruptcy Documentation Chargeback Notices, Collection Documentation Chargeback Notices, applicable application reports, and Invalid Account Number Chargeback Notices must be attached to said form (herein the said form and attachments are collectively called the "Dispute Form"):

              2. The Dispute Form must be delivered to Household, at
                 Household's address set forth on page one of this Agreement to the attention of Silo Chargeback Manager with a copy to the Major Account Executive.

              3. The Dispute Form must be delivered within one hundred twenty
                 (120) days from the date Household deducted the amount of the Chargeback from funding or otherwise received payment of said amount ("Chargeback Dispute Period"). Merchant's right to dispute any Chargeback or amount of Chargeback must be done in strict compliance with the terms, provisions and time frames set forth above. Upon expiration of the Chargeback Dispute Period, the applicable Chargeback shall be deemed to be final.

              Within the Chargeback Dispute Period, Merchant has the right to audit the Chargebacks for that period.

e. Survival. The terms and provisions of this Section 6 shall survive the termination of this Agreement.

Section 7. Transmission of Data & Records. Data, records and information shall be transmitted and maintained as described below.

(a) Transmission of Data. Merchant shall transmit to Household, by electronic transmission or other form of transmission mutually agreed upon by Household and Merchant the Transaction Data required by this Agreement concerning Card Sales and credit transactions. All data transmitted shall be in a medium, form and format designated by Household and shall be presorted according to Household's instructions provided, however, no changes in current procedures will be initiated by Household until notification to Merchant and mutual agreement of reasonable time frame. Any errors or missing information in the Transaction Data or in its transmission shall be the sole responsibility of Merchant, except if Household's electronic system of data transmission malfunctions or is otherwise unavailable. The means of transmission indicated above in this Section shall be the exclusive means utilized by Merchant for the transmission of Transaction Data to Household, unless and until the parties mutually agree to a different form.

(b) Receipt of Transmission. Upon successful receipt of the above described transmission, Household will pay Merchant in accordance with this Agreement, subject to subsequent review and verification by Household and to all other rights of Household and obligations of Merchant as set forth in this Agreement. If transmission of Transaction Data is by tape, Merchant agrees to deliver upon demand by Household a duplicate tape of any prior tape transmission, if such demand is made within forty-five (45) calendar days of the original transmission.

(c) Records. Merchant shall maintain the actual original executed paper Sales Slips, Credit Slips, and other records pertaining to any transaction covered by this Agreement for such time and in such manner as Household or any law or regulation may require, but in no event less than two (2) years after the date Merchant presents each Transaction Data to Household, and Merchant shall make and retain for at least four (4) years either (i) the said actual original executed paper documents, or (ii) legible microfilm copies of such actual original executed paper transaction documents or Computer Generated Invoices.

(d) Requests for Documents. Household may request Merchant to provide to Household copies of the actual original executed paper Sales Slips and Credit Slips, applications, if applicable, or other transaction records, and any other documentary evidence available to Merchant and reasonably requested by Household to meet its obligations under law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, disputes, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from or concerning Cardholders, or if requested by a regulator, examiner, governmental agency or other similar entity or person,or to enforce any rights Household may have against a Cardholder, including, without limitation, litigation by or against Household, collection efforts and bankruptcy proceedings.

              Household shall not submit a Document Request Form for an Account in collection or bankruptcy concerning any Account that has a balance less than $300.00. Household shall request Sales Slips by completing a request form ("Request Form"), which shall contain the following information for each Sales Slip requested, as applicable, provided Merchant has previously given Household such information for the respective Sales Slip:

              a.   Cardholder Name.
              b.   Cardholder Account Number - 15 digits.
              c.   Merchant Invoice Number - 14 digits.
              d.   Transaction Date/date of the Card Sale.
              e.   Transaction amount.
              f.   Account balance as of the Request Date .
              g. Date of request ("Request Date") and date by which the information is to be delivered.
              h.   Request reason code.
              i.   Type of information requested.
              j. Appropriate transaction identifier code identifying the transaction as a credit or sale.

              Request Forms shall be sent by facsimile to Merchant.

              Merchant shall provide Household with copies of all originally executed Sales Slips and copies of identification (if required under Section 4 above) if requested by Household on the Request Form within twenty-one (21) days of the date of the facsimile receipt.

              If Merchant is required to utilize overnight mail or courier, or certified or registered mail to allow it to comply with any response times provided herein for requested documents or information, Merchant shall bear the cost. However, if Household requests Merchant to provide it with Sales Slips or other information requested on a Request Form before the response times provided herein and, in order to comply with this request, Merchant is required to utilize overnight courier or mail or certified or registered mail, Household shall bear the cost. Household shall reimburse Merchant for any such costs after it receives written receipts for such costs by adding such costs to any other monies or amounts owed to Merchant under this Agreement. Notwithstanding the foregoing, if Household is required to respond to a Cardholder's inquiry, a state or federal regulator's request or in a judicial or other similar proceeding before the response times set forth herein and Household notifies Merchant of this fact, Merchant will cooperate and use its best efforts to respond within the response time requested by Household.

(e)           Computer Terminals.   Household will provide to Merchant one or
              more Terminals to be used for Card applications, Sales Slip and other data processing in Merchant's place(s) of business, subject to the terms of this Agreement. Merchant will pay Household the Terminal Usage Fee in the amount of $20.00 (twenty dollars) each month for each Terminal placed at Merchant's place(s) of business. Upon the mutual agreement of the parties, Merchant may obtain, at its expense, and use at its stores, its own computer hardware and equipment for the processing of applications, and Merchant shall then return all Terminals and any accompanying equipment to Household in the same condition as received, except for normal wear and tear. Upon receipt by Household of each said Terminal and accompanying equipment, the Terminal Usage Fee assessed for each such Terminal shall cease. Merchant will be responsible for all costs related to repair and/or replacement of Terminals resulting from Merchant's misuse of the Terminals. Household will provide normal maintenance and replacement units for malfunctioning Terminals. Merchant will provide a dedicated telephone line to transmit the data entered on the Terminal to Household's Servicing Center, at Merchant's cost. Household shall provide a toll-free 800 telephone number for Merchant to use in transmitting the data on the Terminal to the Household Servicing Center, at Household's cost. In the event of Merchant's breach of this Agreement or termination of this Agreement, immediately upon Household's request, Merchant will promptly return to Household all software, Terminals and equipment provided by Household hereunder in the same condition as received, except for normal wear and tear. Any amounts owed to Household hereunder may be deducted from any amounts owed to Merchant under this Agreement. Merchant agrees not to reproduce any software provided to Merchant under this Agreement.
              Household and Merchant may from time to time mutually agree to change or cease use of the tape or electronic transmission process described in this Section, and Household may require delivery to Household of the actual Sales Slips and Credit Slips within five (5) Business Days after the date of the respective sale or credit transaction.

(f) Limited License/HAPS. Household hereby grants to Merchant an individual, non-transferable, limited and non-exclusive license and right to use Household's application processing software
              known as   "Household Application Processing System" ("HAPS") in
              machine readable (object code) form at the Merchant's address shown above at page one of this Agreement (and on any exhibit attached hereto) subject to the following terms and conditions which Merchant hereby accepts and agrees to:

              i. HAPS is and remains the sole, exclusive, confidential and trade secret property of Household. Merchant will not reverse engineer, decompile or attempt to derive source code of HAPS.

              ii. HAPS will be used solely for the processing of credit
                  applications to be submitted to Household (and not any other credit provider) in connection with this Agreement and for no other purpose.

             iii. Merchant will not copy or duplicate HAPS except as
                  specifically authorized by Household. Merchant will not make or attempt to make any changes, modifications, enhancements, or customization to HAPS. Merchant will promptly use any modifications or new versions of HAPS provided by Household so that the most current version is used by Merchant.

              iv. In addition to the obligations imposed by Section 20
                  below, Merchant agrees to maintain HAPS and any document or information relating thereto in strict confidence and will not use such except as provided herein. Disclosure of HAPS to employees of Merchant will only be made on a need to know basis and be limited to as few employees as necessary. Merchant will insure compliance with this Agreement by its employees, agents, representatives, officers and directors. Neither HAPS nor any information regarding HAPS will be disclosed to any other person or entity.

              v. In addition to the obligations imposed by Section 14 below, Merchant shall indemnify and hold Household harmless for any loss, claim or damage arising out of Merchant's use or possession of HAPS, including any use or possession by Merchant's employees, agents, representatives, officers or directors to the extent not caused by the gross negligence of Household.

              vi. Household shall have no liability or responsibility to
                  Merchant, its employees, agents, representatives, officers, or directors or any other person or entity with respect to any liability, loss or damage caused or alleged to be caused directly or indirectly by HAPS, its use or operation.

                HOUSEHOLD MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED AS TO HAPS INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. HOUSEHOLD SHALL NOT BE RESPONSIBLE FOR ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS, ANTICIPATORY PROFITS, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF HAPS.

             vii. Merchant shall not transfer, sell, assign, encumber, or pledge HAPS and any such purported transfer, sale, assignment, encumbrance or pledge shall be null and void.

(g) Termination. In the event this Agreement is terminated, the license granted under this Section 7 shall automatically terminate. Upon termination of this Agreement and at the request of Household, Merchant will (i) return HAPS and all materials including books and manuals and any copies thereof relating to HAPS to Household and will certify in writing that HAPS has been permanently eliminated from Merchant's computer equipment and that no copies exist, and (ii) promptly return to Household all software, Terminals and equipment in the same condition as received, except for normal wear and tear.

(h) Survival. The terms and provisions of this Section shall survive the termination of this Agreement.

Section 8. Endorsement. Merchant agrees that Merchant shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Merchant that a Cardholder presents to Household in Household's favor, and Merchant hereby authorizes Household to supply such necessary endorsements on behalf of Merchant.

Section 9. Prohibited Payments. Merchant agrees that Household has the sole right to receive payments on any accepted Sales Slip as long as:

     (a)         Household has paid Merchant the Sales Slip amount; or
     (b) Household has not charged such Sales Slip back to Merchant hereunder.

                 Unless specifically authorized in writing by Household, Merchant agrees not to make any collections on any such Sales Slip. Merchant agrees to hold in trust for Household any payment received by Merchant of all or part of the amount of any accepted Sales Slip and to deliver promptly the same in kind to Household within five (5) days of receipt by Merchant, together with the Cardholder's name, Account number, and any correspondence accompanying the payment. Notwithstanding the foregoing, Merchant, at its cost, may provide to Cardholders seeking to make in-store payments, a stamped envelope, addressed to Household's payment center to enable the Cardholder to mail his/her payment to Household.

Section 10. Financial Information. Household may annually review the financial stability of Merchant. To assist Household in doing this, Merchant shall deliver to Household no later than 120 days after the end of each fiscal year, an audited financial statement and supporting materials with sufficient detail to accurately portray the financial condition of Merchant, including 10-Ks, 10-Qs and 8-Ks as such reports are filed with the Securities and Exchange Commission and press releases as issued from time to time. Merchant warrants and represents that any financial statement or other information submitted to Household by Merchant is true and accurate as of the date on the document and as of the date submitted. Merchant understands that Household may verify the information on any financial statement or other information provided by Merchant and, from time to time, may seek credit, financial and other
information concerning Merchant from others.   Upon request by Merchant,
Household shall send to Merchant, an audited financial statement with sufficient detail to accurately portray the financial condition of Household International, Inc.

Section 11. Merchant Business Practices. Merchant agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer's warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by law.

Section 12. Cardholder Account Information. Merchant shall not sell, purchase, provide, or exchange Account number information in the form of imprinted Sales Slips, carbon copies of imprinted Sales Slips, Cardholder mailing lists, tapes or other media obtained by reason of a Card transaction to any third party other than to Merchant's agents for the purpose of assisting Merchant in its business with Household or pursuant to a government request.

Section 13. Change in Ownership. Merchant agrees to send Household at least thirty (30) days prior written notice of any change in Merchant's name or location, any material change in ownership of Merchant's business or any change in Sales Slip or Credit Slip information concerning Merchant.

Section 14.  Indemnification.

         (a)

               Indemnification by Merchant. Merchant shall be liable to and shall indemnify and hold harmless Household and its Affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Household or any Affiliate of Household or their respective officers, employees, agents and directors arising out of: (i) Merchant's failure to comply with this Agreement; (ii) any claim, dispute, complaint or setoff made by a Cardholder or applicant with respect to anything done or not done by Merchant in connection with Card Sales or credits; (iii) anything done or not done by Merchant in connection with the furnishing of any goods, warranties or services purchased by Cardholders; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, manufacture or furnishing by Merchant of any goods, warranties or services purchased by Cardholders; (v) any claim or complaint of a third party in connection with Merchant's advertisements and promotions relating to the Card unless Merchant's advertisements and promotions are materials supplied by Household and are used by Merchant without alteration; (vi) any illegal or improper conduct of Merchant or its employees or agents; and (vii) any claim or complaint by a consumer that Merchant has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other act and related Applicable Laws. Household may deduct any amounts incurred by Household under this Section from amounts owed Merchant under this Agreement.

         (b)

               Indemnification by Household. Household shall be liable to and shall indemnify and hold harmless Merchant and its officers, employees, and directors from any losses, damages, claims, or complaints incurred by Merchant or its officers, employees and directors arising out of any claim or complaint by a Cardholder or applicant with respect to anything wrongfully done or not done by Household in connection with such Cardholder's Account or applicants application with respect to any advertisements or promotions relating to the Card that are specifically approved in writing by Household. Notwithstanding the foregoing, the indemnification by Household shall not apply to any claim or complaint relating to the failure of Merchant to resolve a billing inquiry or dispute with a Cardholder relating to Merchant's actions or omissions.

         (c) Notice of Claim. In the event that Household or Merchant shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding.

         (d) Survival. The terms of this Section 14 shall survive the termination of this Agreement.

Section 15. Inspection. Employees of each of Merchant and Household may examine during normal business hours at each other's respective offices, certain documents, books, records or operations of the other that concern only the Accounts, Chargebacks and funding of Sales Slips with respect to Card Sales of Merchant only, subject to the limitations in Section 6 d..

Section 16.  Term and Termination.

         (a) Term. This Agreement shall be effective as of the Effective Date when executed by authorized officers of each of the
               parties and   shall remain in effect for four (4) years
               ("Initial Term"). Thereafter, this Agreement shall be automatically renewed for successive one year terms (the "Renewal Term(s)") unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

         (b)   Termination.  This Agreement may be terminated:

                   (i) by Household or Merchant upon not less than one hundred eighty (180) days notice to the other prior to the end of the Initial Term or the end of each Renewal Term.

                   (ii) by Household or Merchant immediately upon notice to the other in the event either party (i) shall elect to wind up or dissolve its operation or is wound up and dissolved;





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

                             becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs, or (ii) materially breaches its obligations or any warranty or representation under this Agreement.

                   (iii)     by Household upon not less than one hundred eighty
                             (180) days notice if Fretter, Inc. ceases to be a publicly held company, or if there occurs a material adverse change in the financial condition of Merchant as determined by Household.

                   (iv) by Household upon not less than thirty (30) days notice if Merchant suspends or goes out of business or sends a notice of a proposed bulk sale of all or part of its business;

                   (v) by Household upon not less than sixty (60) days notice, if in Household's judgment as verified by an attorney's opinion, any Applicable Law requires that this Agreement or either party's rights or obligations hereunder or under the Cardholder application/agreement be amended, modified, waived or suspended in any respect, including, without limitation, any Applicable Law that affects the amount of finance charges, charges or fees that may be charged or collected or the Consumer Rate that may be charged on purchases with the Card.

                   (vi) by Household if the Total Annual Credit Volume falls below $110,000,000.00.

                   (vii) by Merchant upon not less than sixty (60) days notice, if in Merchant's judgment as verified by an attorney's opinion, any Applicable Law requires that this Agreement or either party's rights or obligations hereunder or under the Cardholder application/agreement be amended, modified, waived or suspended in any respect, including, without limitation, any Applicable Law that affects the amount of finance charges, charges or fees that may be charged or collected or the Consumer Rate that may be charged on purchases with the Card and therefore significantly alters the Merchant's liability for payments to Household under Section 3(c) of this Agreement.

         (c)       This Subsection Was Intentionally Left Blank.

         (d) Duties and Rights Upon Termination. Upon termination of this Agreement, Merchant will promptly submit to Household all Card Sales, credit and other data made through the date of termination. Upon termination, and if requested by Merchant, Household, at its option, may continue to accept (but Household has no obligation to do so) new or additional Card Sales to then existing Cardholders pursuant to terms and conditions designated by Household, in its sole discretion, at such time.

    (e)  Purchase Requirements.  The following are the  Purchase
         Requirements:

         (i) If, at the expiration of the Initial Term, the parties decide not to renew the Agreement, Merchant may purchase or arrange to purchase by a third party, all outstanding Accounts, without recourse to Household and without warranty or representation, express or implied, by Household, not later than 60 days after the effective date of expiration of this Agreement, at a price (determined as of the most recent Billing Dates prior to the transfer) equal to 100% of the face value of all of the outstanding Accounts, plus accrued and unbilled finance charges and other amounts owed under the Cardholder agreements pursuant to such terms and conditions as are reasonably acceptable to Household; provided, however, if the purchase(s) is made as of each Billing Cycle Date no accrued and unbilled finance charge shall be applicable.

         (ii) Merchant shall have an option to terminate the Agreement after three (3) years have elapsed since the Effective Date but before the end of the Initial Term provided Merchant gives Household at least one hundred eighty (180) days written notice prior to Termination. Merchant may purchase or arrange to purchase by a third party, all outstanding Accounts, without recourse to Household and without warranty or representation, express or implied, by Household, not later than 60 days after the effective date of termination of this Agreement, at a price (determined as of the most recent Billing Dates prior to the transfer) equal to 102% of the face value of all of the outstanding Accounts, plus accrued and unbilled finance charges and other amounts owed under the Cardholder agreements pursuant to such terms and conditions as are reasonably acceptable to Household; provided, however, if the purchase(s) is made as of each Billing Cycle Date no accrued and unbilled finance charge shall be applicable.

         After the delivery of the termination notice, but by the end of said sixty (60) day period, Household will allow such purchaser to perform normal, customary and reasonable due diligence concerning such purchase during the business hours of 9 a.m. through 5 p.m. Central Standard time on Business Days; provided that Household is in receipt of a confidentiality agreement reasonably acceptable to Household executed by Merchant and any proposed purchaser. After said 60 days, Merchant shall have no right to purchase the Accounts or any other right or interest whatsoever concerning the Accounts, and Household may sell the Accounts and the Cardholder names and addresses to any third party except to competitors of

         Merchant that sell consumer electronics and appliances of the type sold by Merchant, and the products or services of other merchants may be marketed and sold to Cardholders.

         The Parties agree Merchant must, at the same time and under the same conditions, purchase all outstanding Accounts owned by Household Retail Services, Inc., which are the subject of the Merchant Agreement dated as of the 1st of March, 1994 between Household Retail Services, Inc. and Merchant as amended from time to time ("Retail Portfolio").

         Notwithstanding anything in this Agreement to the contrary, Household will not be required to sell the Accounts under any conditions if the Total Annual Credit Volume falls below
         $110,000,000.00.

Section 17. Status of the Parties. In performing their responsibilities pursuant to this Agreement, Household and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Household and Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

Section 18. Force Majeure. Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, acts of the public enemy or of civil or military authority, unavailability of energy resources, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly advise the other party of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part. If Household is unable to approve applications or give Authorizations for more than two (2) consecutive days or fund within the time period described in
Section 3 e. above, Merchant shall be entitled to obtain alternative consumer financing from another provider. Household may then provide notice when it is once again able to perform its obligations under this Agreement, and Merchant shall thereupon reinstate its performance under this Agreement.

Section 19. Limited License. Merchant hereby authorizes Household for purposes of this Agreement to use Merchant's name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations ("Proprietary Materials") on the Cards, applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant's periodic reasonable review of such use and to such reasonable specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. Merchant shall, indemnify, defend and hold Household harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys' fees and costs). Merchant may not use any name or service mark of Household or any of its Affiliates in any manner without the prior written consent of Household, which consent may be unreasonably withheld.

Section 20.  Confidentiality/Additional Products and/or Services.   Merchant
will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant who are engaged in the implementation and execution of the Program) all information, software, systems and data, that Merchant receives from Household or from any other source, relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, Account information other than the names and addresses of the Cardholders and purchases made, and shall use, or cause to be used, such information solely for the purposes of the performance of Merchant's obligations under the terms of this Agreement. Household will not offer for sale to Cardholders merchandise, extended warranties or other non-financial or non-insurance products or services currently sold by Merchant without Merchant's consent. Household will keep confidential and not disclose to any person or entity (except to employees, officers, agents or directors of Household or any Affiliate) the names and addresses of Cardholders without Merchant's permission. Notwithstanding the foregoing, Household and/or any of its Affiliates may at any time, and without Merchant's consent, solicit Cardholders for any additional credit cards or other types of accounts or financial or insurance services or products offered by Household and/or any of its Affiliates (provided the Affiliate is not a direct competitor of Merchant in the consumer electronics and appliance industry), except merchandise sold by direct competitors of Merchant in the consumer electronics and appliance industry. Merchant understands that Household may be required or asked to disclose certain information in connection with Household's asset securitizations. The provisions of this Section shall survive the termination of this Agreement, except as set forth in Section 16 (e) above.

Section 21. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties (if to Household, to the Attention of Paul A. Miller, President, with copies to the Attention of, (i) General Counsel, Household Bank (Illinois), N.A. Law Department and (ii) Major Account Executive; if to Merchant, to the Attention of Chief Financial Officer of Fretter, Inc. (with a copy to the Attention of the Secretary) at their respective addresses set forth on page one of this Agreement or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received (i) upon three
(3) Business Days after deposit in the U.S. mail with postage prepaid, by registered or certified mail, return receipt requested, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 22.  Amendments and Supplementary Documents.   Household may amend this
Agreement upon ten (10) days' prior notice to Merchant if such modification is required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Reference herein to "this Agreement" shall include any schedules, exhibits, appendices, and amendments hereto. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Household to be effective and binding upon Household; no oral amendments or modifications shall be binding upon the parties.


Section 23. Assignment. This Agreement is binding upon the parties and their successors and assigns. Notwithstanding, Merchant may not assign this Agreement without the prior written consent of Household; any purported assignment without such consent shall be void. Household may without Merchant's consent assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Household at any time. In the event of such assignment, the assignee shall have the same rights and remedies as Household under this Agreement.

Section 24.  Credit Insurance.   Merchant may include the sale of credit
insurance offered by Alexander Hamilton Life Insurance Company among the products and services offered to consumers without payment of a service fee.

Any change in the underwriter and issuer of credit insurance is subject to Household's prior written approval, which approval may be withheld or denied in Household's sole discretion. Also, in such event, Household may assess a service fee, in an amount to be then determined by Household, to compensate Household for any servicing concerning the credit insurance that Household may be requested to perform. Household and Merchant understand that credit insurance and compensation and fees are regulated under applicable state law and regulations. Household makes no representations or warranties with respect to the availability of credit insurance on any Account(s) nor with respect to any compensation or fees.

Section 25. Rights of Persons Not a Party. This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 26. Section Headings. The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

Section 27. Integrations. This Agreement contains the entire agreement between Household and Merchant, except as otherwise indicated in this Agreement. There are merged herein all oral or written agreements, understandings, amendments, letters and other communications, including, without limitation, the Original Agreement, representations, promises and conditions in connection with the subject matter hereof prior to the date this agreement is executed by the parties. Any agreements, letters, understandings, representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on either party. All sales, credit or other transactions described in the Original Agreement and all existing Accounts and Card Sales (which terms are defined in the Original Agreement) shall be governed by this Agreement.

Section 28.  Governing Law/Severability.   This Agreement shall be governed by
and construed in accordance with the laws of the State of Illinois. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 29. Right to Cure. In the event this Agreement is materially breached by Merchant or Household the party alleging such breach shall give written notice to the other party as set forth in Section 21 setting forth the nature of the Breach. Within ten (10) Business Days of such notice the party against whom the breach is alleged shall respond with a proposed cure of the breach.
If acceptable, the cure shall be implemented within twenty (20) Business Days. If this proposed cure of the breach is not acceptable to the party alleging the breach the party against whom the breach is alleged shall have thirty (30) days to cure the breach and if the breach remains uncured the parties may proceed under such remedies as the Agreement allows.

Section 30. Execution in Counterparts. This Agreement may be executed in counterparts and shall be effective upon receipt of Household of one or more counterparts hereof, duly executed by Fretter and Silo and execution by Household.

Section 31. Drafting of Agreement. Both Household and Merchant were represented by counsel in drafting and negotiating this Agreement. Both parties are equally responsible for the language used and neither shall be considered the primary drafter of any provision of this Agreement.

SECTION 29. WAIVER OF JURY TRIAL. HOUSEHOLD AND MERCHANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, SUIT, OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOUSEHOLD AND MERCHANT ENTERING INTO THIS AGREEMENT.





SECTION 32. JURISDICTION. ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR MICHIGAN OR THE UNITED STATES DISTRICT COURTS FOR THE EASTERN DISTRICT OF MICHIGAN OR FOR THE NORTHERN DISTRICT OF ILLINOIS; AND MERCHANT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE

JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE). SERVICE OF FRETTER, INC. SHALL BE SUFFICIENT SERVICE OF SILO, INC. AND AFFILIATES OF FRETTER, INC. NOTHING HEREIN CONTAINED SHALL PRECLUDE HOUSEHOLD FROM BRINGING AN ACTION OR PROCEEDING RELATED TO THIS AGREEMENT IN ANY OTHER STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION.

IN WITNESS WHEREOF, Household and Merchant have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

HOUSEHOLD BANK (ILLINOIS), N.A.                    ATTESTED OR WITNESSED:

By:_______________________________                 By:__________________________

Name:_____________________________                 Name:________________________

Title:____________________________                 Title:_______________________

FRETTER INC.                                       ATTESTED OR WITNESSED:

By:_______________________________                 By:__________________________

Name:_____________________________                 Name:________________________

Title:____________________________                 Title:_______________________

SILO, INC.                                         ATTESTED OR WITNESSED:

By:________________________________                By:__________________________

Name:______________________________                Name:________________________

Title:_____________________________                Title:_______________________







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